Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of CVD Equipment Corporation on Form S-8 (File No. 333-138903, 333-153186, and 333-217439) and Form S-3 (File No. 333-271066) of our report dated March 19, 2025 with respect to our audits of the consolidated financial statements of CVD Equipment Corporation and Subsidiaries as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, which report is included in this Annual Report on Form 10-K of CVD Equipment Corporation for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

Melville, NY

March 19, 2025